EXHIBIT 10(d)

SUMMARY OF EMPLOYMENT INDUCEMENT AWARD
TO PETER M. RAMSTAD

On November 30, 2006, the Compensation and Human Resources Committee of The Toro Company awarded 2,300 restricted shares of common stock to Peter M. Ramstad, Toro’s Vice President, Business and Strategic Development.  The award terms were approved by committee resolutions, and were not set forth in a written agreement.

The award shares will be fully vested on the second anniversary of Ramstad’s first day of employment with Toro.  In the event Ramstad voluntarily terminates his employment with Toro prior to his second anniversary with Toro for any reason, the entire stock grant will be forfeited and the shares will be returned to Toro’s treasury account.